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                                                                  Exhibit (j)(1)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and Prospectus Supplements and on the cover page and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 33-33617), and to the incorporation by reference therein of our report dated May 3, 2002 with respect to the March 31, 2002 financial statements of the Galaxy Fund II (comprising Large Company Index Fund, Small Company Index Fund, Utility Index Fund, U.S. Treasury Index Fund, and Municipal Bond Fund) included in its Annual Report to Shareholders.

                                               ERNST & YOUNG LLP


Boston, Massachusetts
May 24, 2002